Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY AND REINHART

The unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2019 and the three months ended September 28, 2019, combines the historical consolidated statements of operations of the Company and Reinhart, giving effect to the Proposed Reinhart Acquisition and the financing of the Proposed Reinhart Acquisition (the “Acquisition Financing”) as if they each had occurred on July 1, 2018. The unaudited pro forma combined balance sheet as September 28, 2019, combines the historical consolidated balance sheets of the Company and Reinhart, giving effect to the Acquisition Financing and the Proposed Reinhart Acquisition, as if they each had occurred on September 28, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Reinhart Acquisition, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	separate historical unaudited interim financial statements of Reinhart as of and for the nine months ended September 30, 2019 and 2018, and the related notes;

•
separate historical unaudited financial statements of the Company as of and for the three months ended September 28, 2019, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019;

•
separate historical audited financial statements of the Company as of and for the year ended June 29, 2019, and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended June 29, 2019; and

•	separate historical audited financial statements of Reinhart as of and for the year ended December 31, 2018, and the related notes.

The Company and Reinhart have different fiscal years. The unaudited pro forma combined statements of operations include Reinhart’s unaudited consolidated statement of operations for the twelve-month period ended June 30, 2019 and for the three-month period ended September 30, 2019. Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018 and subtracting the results of the six-month period ended June 30, 2018. Reinhart’s results for the three-month period ended September 30, 2019 were derived by subtracting the results for the six-month period ended June 30, 2019 from the results of the nine-month period ended September 30, 2019.

The unaudited pro forma combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Reinhart Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals, and there can be no assurance that the Proposed Reinhart Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Proposed Reinhart Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Reinhart Acquisition, there are certain limitations regarding what we can learn about Reinhart. Until the Proposed Reinhart Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Reinhart have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Reinhart Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Proposed Reinhart Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company.

Management expects that the strategic and financial benefits of the Proposed Reinhart Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma combined statements of operations for either period.

Unaudited Pro Forma Combined Statement of Operations
for the three months ended September 28, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$6,243.0	1,627.5	$-		$7,870.5
Cost of goods sold	5,531.6	1,402.2	-		6,933.8
Gross profit	711.4	225.3	-		936.7
Operating expenses	647.9	188.9	(6.6)	(a)	849.9
			19.7	(b)
Operating profit	63.5	36.4	(13.1)		86.8
Other expense, net:
Interest expense	17.3	7.9	11.8	(c)	37.0
Other, net	-	-	-		-
Other expense, net	17.3	7.9	11.8		37.0
Income before taxes	46.2	28.5	(24.9)		49.8
Income tax expense (benefit)	10.1	-	(6.5)	(d)	3.6
Net income	$36.1	$28.5	$(18.4)		$46.2
Weighted-average common shares outstanding:
Basic	104.0	-	9.5	(e)	113.5
Diluted	105.6	-	9.5	(e)	115.1
Earnings per common share:
Basic	$0.35				$0.41
Diluted	$0.34				$0.40

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4.

Unaudited Pro Forma Combined Statement of Operations
for the fiscal year ended June 29, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$19,743.5	$6,186.6	$-		$25,930.1
Cost of goods sold	17,230.5	5,339.5	-		22,570.0
Gross profit	2,513.0	847.1	-		3,360.1
Operating expenses	2,229.7	736.2	(2.0)	(a)	3,042.4
			78.5	(b)
Operating profit	283.3	110.9	(76.5)		317.7
Other expense, net:
Interest expense	65.4	34.3	46.1	(c)	145.8
Other, net	(0.4)	0.2	-		(0.2)
Other expense, net	65.0	34.5	46.1		145.6
Income before taxes	218.3	76.4	(122.6)		172.1
Income tax expense (benefit)	51.5	0.1	(31.9)	(d)	19.7
Net income	$166.8	$76.3	$(90.7)		$152.4
Weighted-average common shares outstanding:
Basic	103.8	-	9.5	(e)	113.3
Diluted	105.2	-	9.5	(e)	114.7
Earnings per common share:
Basic	$1.61				$1.35
Diluted	$1.59				$1.33

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4.

Unaudited Pro Forma Combined Balance Sheet
as of September 28, 2019

(In millions)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
ASSETS
Current assets:
Cash	$16.0	$18.1	$(18.1)	(a)	$16.4
			0.4	(c)
Accounts receivable	1,226.9	323.2			1,550.1
Inventories, net	1,411.2	252.0	53.8	(b)	1,717.0
Restricted cash	1,060.4		(1,060.4)	(c)	-
Prepaid expenses and other current assets	55.2	13.6			68.8
Total current assets	3,769.7	606.9	(1,024.3)		3,352.3
Goodwill	765.8	576.5	234.4	(d)	1,576.7
Other intangible assets, net	179.6	137.8	499.3	(e)	821.6
			4.9	(h)
Property, plant and equipment, net	966.9	411.8	59.4	(f)	1,438.1
Operating lease right-of-use asset	409.4		30.2	(j)	439.6
Restricted cash	11.0	-			11.0
Other assets	60.6	9.9	(3.5)	(g)	67.0
Total assets	$6,163.0	$1,742.9	$(199.6)		$7,706.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Outstanding checks in excess of deposits	$187.9	$119.7			$307.6
Trade accounts payable	1,188.7	329.1			1,517.8
Accrued expenses and other current liabilities	344.1	86.6	4.7	(h)	435.4
Long-term debt, current maturities	-	4.2	(4.2)	(a)	-
Finance lease obligations—current installments	21.5	-			21.5
Operating lease obligations—current installments	80.8	-	5.1	(j)	85.9
Total current liabilities	1,823.0	539.6	5.6		2,368.2
Long-term debt	2,212.1	306.5	574.0	(h)	2,786.1
			(306.5)	(a)
Deferred income tax liability, net	102.0	-			102.0
Finance lease obligations, excluding current installments	147.9	-			147.9
Operating lease obligations, excluding current installments	330.1	-	25.1	(j)	355.2
Other long-term liabilities	214.8	36.3	(3.5)	(g)	247.6
Due to Members	-	285.1	(285.1)	(i)	-
Total liabilities	4,829.9	1,167.5	9.6		6,007.0
Commitments and contingencies
Shareholders’ equity:
Common Stock	1.0	-	0.1	(l)	1.1
Additional paid-in capital/Members’ capital	866.6	577.9	(577.9)	(k)	1,246.7
			380.1	(l)
Accumulated other comprehensive loss	(1.3)	(2.5)	2.5	(k)	(1.3)
Retained earnings	466.8	-	(14.0)	(h)	452.8
Total shareholders’ equity	1,333.1	575.4	(209.2)		1,699.3
Total liabilities and shareholders’ equity	$6,163.0	$1,742.9	$(199.6)		$7,760.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 5.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

Note 1. Basis of Presentation

The unaudited pro forma combined statement of operations for the three months ended September 28, 2019 has been derived from the following:

•	The unaudited consolidated statement of operations of the Company for the fiscal quarter ended September 28, 2019

•	The unaudited consolidated statement of operations of Reinhart for the three-month period ended September 30, 2019

The unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2019 has been derived from the following:

•	The audited consolidated statement of operations of the Company for the fiscal year ended June 29, 2019

•	The unaudited consolidated statement of operations of Reinhart for the twelve-month period ended June 30, 2019

Reinhart’s results for the three-month period ended September 30, 2019 were derived by subtracting the results for the six-month period ended June 30, 2019 from the results of the nine-month period ended September 30, 2019. Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018, and subtracting the results of the six-month period ended June 30, 2018.

The unaudited pro forma combined balance sheet has been derived from the following:

•	The unaudited consolidated balance sheet of the Company as of September 28, 2019

•	The unaudited consolidated balance sheet of Reinhart as of September 30, 2019

The pro forma adjustments have been prepared as if the acquisition of Reinhart occurred on September 28, 2019 in the case of the unaudited pro forma combined balance sheet and on July 1, 2018 in the case of the unaudited pro forma combined statement of operations for the three months ended September 28, 2019 and fiscal year ended June 29, 2019. The adjustments give pro forma effect to events that are (i) directly attributable to the Company’s acquisition of Reinhart, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the Company. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma combined financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma combined financial statements of the transaction described above are more fully described in Note 4 and Note 5.

Note 2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma combined financial statements are those used by the Company as set forth in the audited historical financial statements and notes of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 29, 2019 and those updated as a result of the adoption of new accounting standards in the unaudited historical financial statements and notes of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2019, as filed. The unaudited pro forma combined financial statements reflect any adjustments known at this time to conform Reinhart’s historical financial information to the Company’s significant accounting policies based on the Company’s review of Reinhart’s summary of significant accounting policies, as disclosed in the Reinhart historical financial statements incorporated by reference, and preliminary discussions with Reinhart’s management. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified.

Note 3. Preliminary Purchase Price Allocation

On July 1, 2019, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) to acquire Reinhart in a transaction valued at $2.0 billion. The $2.0 billion purchase price is expected to be financed with new senior unsecured notes, borrowings under an amendment to the credit agreement governing the Company’s asset-based revolving loan facility (“ABL Facility”), and net proceeds from an offering of shares of the Company’s common stock of $400 million.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Reinhart are recorded at fair value on the acquisition date and added to those of the Company. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Reinhart, based on Reinhart’s consolidated balance sheet as of September 28, 2019, with all excess value over consideration paid recorded as goodwill.

(In millions)
Total current assets	$642.6
Goodwill	810.9
Other intangible assets, net	637.1
Property, plant and equipment	471.2
Operating lease right-of-use assets	30.2
Other assets	6.4
Total assets	2,598.4
Total current liabilities	540.5
Operating lease liabilities, excluding current	25.1
Other long-term liabilities	32.8
Total liabilities	598.4
Total preliminary purchase price	$2,000.0

Note 4. Income Statement Pro Forma Adjustments

(a)          Reflects the removal of transaction costs incurred by the Company related to the acquisition of Reinhart.

(b)          Reflects the additional depreciation expense for the step up in fair value for the real estate properties acquired, as well as an estimate of the amortization of intangible assets. Amortization is expected to be recognized on a straight-line basis over a weighted average useful life of approximately 7.7 years. In addition, this reflects the removal of Reinhart’s previously recorded amortization of intangible assets.

(c)          Reflects adjustments to interest expense related to pro forma long-term debt. As discussed in Note (h) within Note 5. Balance Sheet Pro Forma Adjustments, we have assumed the incurrence of total long-term indebtedness of $1,660 million in connection with the Proposed Reinhart Acquisition. For purposes of this calculation, we assumed a weighted average interest rate of 4.6%. The assumed interest rates were based on current interest rates at the time the pro forma financial information was prepared, and interest expense may be higher or lower if our actual interest rate or credit ratings change. A change in assumed interest rates of 12.5 basis points for new variable rate debt would change the pro forma annual interest expense by $0.8 million. In addition, this reflects the removal of Reinhart’s previously recorded interest expense related to debt PFG’s will not assume in the transaction.

(d)          Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 26.0%.

(e)          Reflects an assumed number of shares issued in a $400 million offering of the Company's common stock.  The number of shares was calculated based on the last reported sale price of the Company’s common stock on November 1, 2019.

Note 5. Balance Sheet Pro Forma Adjustments

(a)          Reflects the removal of Reinhart’s previously recorded cash and long-term debt that the Company did not assume in the transaction.

(b)          Reflects the removal of Reinhart’s LIFO inventory reserve ($35 million) and an estimate of the step up in fair value of inventory ($18.8 million).

(c)          Reflects the use of restricted cash held in escrow to fund the purchase of Reinhart ($1,060 million) and the reclassification of restricted cash held in escrow related to accrued interest to cash.

(d)          Reflects the excess of the Company’s consideration paid of approximately $2.0 billion over the amount of identifiable assets and liabilities assumed in the transaction as shown in Note 3 above. In addition, this reflects the removal of Reinhart’s previously recorded goodwill.

(e)          Reflects an estimate of the fair values of intangible assets identified, as well as the removal of Reinhart’s previously recorded intangible assets.

(f)          Reflects the step up in basis for real estate acquired in the transaction.

(g)          Reflects the removal of Reinhart’s deferred compensation plan assets and liabilities that the Company did not assume in the transaction.

(h)          Reflects the issuance of $600.0 million of borrowings under the Company’s amended ABL Facility. Of the $1,060.0 million of new senior unsecured notes issued on September 27, 2019, $60.0 million is to be used to fund debt issuance costs, audit, legal, and advisory transaction fees, and equity issuance costs. The pro forma adjustments reflect the deferred issuance costs of $26.0 million for the new senior unsecured notes that were payable upon closing of the Proposed Reinhart Acquisition within Long-term debt and deferred issuance costs of $4.9 million for the amended ABL Facility within Other intangible assets, net. The $11.0 million of advisory transaction fees, as well as $3.0 million of audit and legal fees are considered non-recurring costs and are reflected as a pro forma adjustment to Retained earnings. The $19.8 million of equity issuance cost is reflected as an offset to the proceeds received for the equity issuance within Additional paid in capital. The $4.7 million above the $60.0 million borrowed to cover the total amount payable for transaction fees is reflected as Accrued expenses and other current liabilities within the pro forma adjustments.

(i)          Reflects the removal of amounts payable to Reinhart’s parent company Reyes Holdings, L.L.C.

(j)          Reflects Reinhart’s adoption of Accounting Standards Update 2016-02, Leases (Topic 842) as of June 30, 2019, consistent with the Company’s adoption date of the new standard.

(k)          Reflects the removal of Reinhart’s members’ capital and previously recorded accumulated other comprehensive loss.

(l)          Reflects the issuance of $400 million of the Company’s common stock offset by equity issuance costs of $19.8 million.